                                                                   EXHIBIT 12.1

                    STANDARD PACIFIC CORP. AND SUBSIDIARIES

           RATIO OF EARNINGS TO FIXED CHARGES--CONTINUING OPERATIONS
                            (DOLLARS IN THOUSANDS)

                           FOR THE SIX
                           MONTHS ENDED
                             JUNE 30,           FOR THE YEAR ENDED DECEMBER 31,
                         -----------------  --------------------------------------------
                           1998     1997     1997     1996      1995     1994     1993
                         --------  -------  -------  -------  --------  -------  -------
Fixed charges:
 Total interest
  incurred.............. $ 12,560  $ 8,115  $17,026  $16,687  $ 19,200  $19,600  $21,146
 Interest factor in
  lease rentals.........      200      200      400      400       400      400      400
                         --------  -------  -------  -------  --------  -------  -------
 Fixed Charges.......... $ 12,760  $ 8,315  $17,426  $17,087  $ 19,600  $20,000  $21,546
                         ========  =======  =======  =======  ========  =======  =======
Earnings & Adjustments:
 Income (loss) from
  continuing operations
  before income taxes... $ 25,292  $13,101  $41,046  $12,948  $(37,247) $11,200  $(1,617)
 Add (Deduct):
  Depreciation and
   amortization.........      380      281      586      555       231      298      181
  Amortization of
   Goodwill.............      489      --       245      --        --       --       --
  Noncash charges(1)....      --       --       --       --     46,491      --     3,100
  Income from
   unconsolidated joint
   ventures.............   (1,674)  (1,517)  (3,787)  (4,708)   (6,953)  (4,234)     --
  Cash distributions
   from joint ventures..    2,175      500    1,197    7,950     6,000      --       --
  Fixed charges, above..   12,760    8,315   17,426   17,087    19,600   20,000   21,546
  Capitalized interest..  (11,965)  (5,268) (12,044)  (9,545)  (17,340) (19,600) (21,146)
  Amortization of
   previously
   capitalized interest.    9,464   10,189   23,475   16,920    27,638   33,069   20,069
                         --------  -------  -------  -------  --------  -------  -------
 Adjusted Earnings...... $ 36,921  $25,601  $68,144  $41,207  $ 38,420  $40,733  $22,133
                         ========  =======  =======  =======  ========  =======  =======
 Ratio of Earnings to
  Fixed Charges.........     2.89     3.08     3.91     2.41      1.96     2.04     1.03
                         ========  =======  =======  =======  ========  =======  =======

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(1) The $46.5 million noncash charge recorded in 1995 represents a pretax charge to operations for the Company's adoption of Financial Accounting Standards No. 121. In 1993, the Company recorded a $3.1 million noncash charge against operations to writedown certain projects to their estimated net realizable values.